U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2012

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York	14031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2012, Greatbatch, Inc. (the “Company”) announced the appointment of Michael Dinkins, age 57, as the Company’s Senior Vice President and Chief Financial Officer.  Mr. Dinkins is currently a member of the Company’s board of directors.  Mr. Dinkins will resign as a director upon commencement of his employment with the Company, which is expected within the next 60 days.  Mr. Dinkins’ business experience during the past five years is set forth in the Company’s proxy statement for its 2011 annual meeting of stockholders, filed with the SEC on April 15, 2011, and is incorporated herein by this reference.  Mr. Dinkins replaces Thomas J. Mazza, the Company’s current Senior Vice President and Chief Financial Officer.  Upon commencement of Mr. Dinkins’ employment, Mr. Mazza will assume the role of Vice President, Corporate Controller, and Principal Accounting Officer, and Marco Benedetti, the Company’s current Corporate Controller and Principal Accounting Officer, will lead the Company’s financial planning and analysis and investor relations functions.  Mr. Mazza and Mr. Benedetti will continue in their current positions until commencement of Mr. Dinkins’ employment with the Company.

In connection with Mr. Dinkins’ employment as Senior Vice President and Chief Financial Officer, Mr. Dinkins will receive annual base salary of $360,000, annual eligibility under the Company’s short term cash incentive plan equal to 75% of annual salary at target and 145% of annual salary at maximum payout, eligibility for annual long-term incentive equity awards valued at 260% of annual base salary at maximum payout, and will be eligible to participate in the Company’s health, profit sharing, retirement and other benefit plans and programs generally offered to its executives.  If Mr. Dinkins’ employment is terminated by the Company for any reason other than cause, he will receive annual base salary and health and benefit continuation for one year from date of termination.  Mr. Dinkins will also enter into a change of control agreement with the Company that provides for continued employment with the same base salary, annual cash incentive and benefits for two years following a change of control.  Under this agreement, if terminated within six months prior to or following a change of control, other than by reason of death, disability or cause, or on a voluntary termination for good reason, Mr. Dinkins would be entitled to receive two times base salary, two times the greater of his average cash bonus for the three year period prior to termination or the current year short term incentive plan target bonus, two times the Company’s 5% discretionary contributions to its 401(k) plan, $25,000 for outplacement services, continued coverage under the Company’s medical and other benefit plans for a period of two years and accelerated vesting of equity awards other than performance-based awards.

In connection with Mr. Mazza’s employment as Vice President and Corporate Controller, Mr. Mazza will receive his current base salary and annual bonus opportunity for a period of two years.  Beginning with January 2013, Mr. Mazza will be eligible to participate in the Company’s long term incentive equity award plan at annual award values of 0-90% of base salary.  If Mr. Mazza’s employment is terminated by the Company for any reason other than cause during the two year period above, he will receive base salary and incentive compensation payments for 12 months following termination or the remainder of the two-year term, whichever is longer, and benefit continuation in accordance with the Company’s standard severance guidelines.

A copy of the press release announcing Mr. Dinkins’ appointment  is attached as exhibit 99.1 to this report and incorporated into this Item 5.02 by this reference.

Item 8.01.  Other Events.

On March 8, 2012, the Company announced the appointment of Daniel R. Kaiser, Ph.D. as the Company’s Vice President and Chief Technology Officer.  As Chief Technology Officer, Dr. Kaiser will lead the QiG Group, the Company’s research and development subsidiary, and also provide strategic guidance and technical leadership to the Company’s Greatbatch Medical and Electrochem business segments.  A copy of the press release announcing Mr. Kaiser’s appointment is attached as exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated March 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	March 8, 2012	GREATBATCH, INC.

		By:	/s/ Thomas J. Mazza
Thomas J. Mazza
Senior Vice President and
Chief Financial Officer